Exhibit 99.2

FOR IMMEDIATE RELEASE

DUCKWALL-ALCO NAMES NEW CHIEF INFORMATION OFFICER

Beaith joins Midwest retailer to direct information technology efforts

Abilene, Kan. (August 25, 2008) – Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) announced today that Ted Beaith has joined the Company as Senior Vice President and Chief Information Officer. He comes to Duckwall-ALCO Stores with more than 20 years of information technology experience.

Beaith has served in senior information technology roles with retailers such as Shoppers Drug Mart, Brookshire Brothers and Southwest Supermarkets. He has also provided strategic consulting services to some of the largest retailers in the United States, most recently serving as senior retail practice manager for international consulting firm CapGemini USA.

In his new role, Beaith will be responsible for the strategic direction of technology advancements and all day-to-day operations of the company’s information technology systems. He will report to President and CEO Larry Zigerelli.

Zigerelli said, “I am extremely pleased to have Ted Beaith join Duckwall-ALCO Stores in this time of transformation. His deep technology experience in the retail sector, coupled with his strategic approach to growing a business, will help us maximize the benefits of our recent technology investment as we drive improvements in operations and financial performance.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 258 stores across 23 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Donny R. Johnson

Executive Vice President and Chief Financial Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com